EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA,

domiciled in Arizona

ENDORSEMENT APPLICABLE TO SEP-IRA CONTRACTS

This Endorsement is part of your Contract and its provisions apply in lieu of any Contract provisions to the contrary. In this Endorsement, “we”, “our” and “us” mean Equitable Financial Life Insurance Company of America and “you” and “your” mean the Owner.

When issued with this Endorsement, and as specified in the Data Pages, this Contract is issued as an individual retirement annuity contract which both meets the requirements of Section 408(b) of the Code and which is intended to be used as a funding vehicle for a “Simplified Employee Pension Plan” described in Section 408(k) of the Code (“SEP-IRA Contract”).

The tax qualified provisions are being added to the Contract to comply with the requirements of the tax code. Compliance with the tax qualified provisions prevents loss of the advantages of tax deferral and prevents penalties.

This Contract is not offered as an Inherited Traditional IRA.

This SEP-IRA Contract is established for the exclusive benefit of you and your beneficiaries.

Your entire interest in this SEP-IRA Contract is not forfeitable.

The provisions of this SEP-IRA Endorsement supersede any inconsistent provisions of the Contract or any other Rider or Endorsement.

The Effective Date of this Endorsement is your Contract Date.

If the Owner of this SEP-IRA Contract is a trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code and pertinent Regulations, this SEP-IRA Contract is an annuity contract that may be used as an asset of a traditional individual retirement account that (i) meets the requirements of Section 408(a) of the Code and (ii) is used as a funding vehicle for a Simplified Employee Pension Plan. In such a case “you” and “your” refer to the Annuitant where required by context, and the provisions of the custodial individual retirement account prevail during any period this SEP-IRA Contract is owned by such a trustee or custodian.

ICC25-SEP-Z	1

PART [I] – [GENERAL] DEFINITIONS

The following is added at the end of the existing Section:

SECTION [1.01] ANNUITANT

You must be both the Annuitant and the Owner , unless the Owner is a trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code.

If the Owner of this SEP-IRA Contract is a trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code, the Annuitant must be the individual for whose benefit such individual retirement account is maintained. Benefits under this SEP-IRA Contract are determined by the age of the Annuitant.

The following new Section is added to your Contract:

SECTION [1.12A] ELIGIBLE DESIGNATED BENEFICIARY.

“Eligible Designated Beneficiary” means, with respect to an Owner, any Beneficiary who is one of the following:

i.	the surviving spouse of the Owner,

ii.	disabled (within the meaning of Section 72(m)(7) of the Code),

iii.

a chronically ill individual (within the meaning of Section 7702B(c)(2) of the Code, except that the requirements of subparagraph (A)(i) thereof shall be treated as met only if there is a certification that, as of such date, the period of inability described in such subparagraph with respect to the individual is an indefinite one which is reasonably expected to be lengthy in nature), or

iv.	an individual not described in any of the preceding clauses of this paragraph and who is not more than 10 years younger than the Owner.

Except to the extent that applicable federal tax law permits otherwise, the determination of whether a Beneficiary is an Eligible Designated Beneficiary shall be made as of the date of death of the Owner. For purposes of this Contract, a child of the Owner who has not reached majority (within the meaning of Section 401(a)(9)(F) of the Code is not considered an “Eligible Designated Beneficiary.

SECTION [1.13] EMPLOYER

“Employer” means the employer sponsoring the Simplified Employee Pension Plan described in Section 408(k) of the Code and named on the application.

ICC25-SEP-Z	2

The following is added at the end of the existing Section:

SECTION [1.16] NON-NATURAL OWNER

Non-Natural Owners other than a trustee or custodial SEP-IRA Owner are not permitted.

The existing Section is deleted and replaced by the following:

SECTION [1.17] OWNER

“Owner” means the individual shown as such on the cover page and in the Data Pages, who must also be the Annuitant. Joint Owners are not permitted. The Owner of this Contract cannot be changed, unless the Owner is a trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code.

Where the Contract is purchased as an asset of a traditional individual retirement account under Section 408(a) of the Code that is used as a funding vehicle for a Simplified Employee Pension Plan described in Section 408(k) of the Code, the Owner must be a trustee or custodian meeting the requirements of Section 408(a) of the Code and pertinent Regulations. The Annuitant must be the individual for whose benefit such individual retirement account is maintained. If the Owner of this SEP-IRA Contract is a trustee or custodian of an individual retirement account under Section 408(a) of the Code, the Owner may be changed to a different trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code benefiting the Annuitant. In the alternative, the ownership may be changed to the Annuitant. When the Annuitant is the Owner, any provisions of this Endorsement relating to trustee or custodial ownership have no effect.

The following is added at the end of the existing Section:

SECTION [1.19] PLAN

This Section does not apply to a Simplified Employee Pension Plan described in Section 408(k) of the Code.

The following new Section is added to your Contract:

SECTION [1.20A] REQUIRED MINIMUM DISTRIBUTION PAYMENTS

“Required Minimum Distribution Payments” means the payments from or with respect to this SEP-IRA Contract that are required by Sections 408(b) and 401(a)(9) of the Code and which are described in the Section, “Required Minimum Distribution Rules.”

The following new Section is added to your Contract:

SECTION [1.21A] SEP PLAN

“SEP Plan” means the Simplified Employee Pension Plan described in Section 408(k) of the Code, under which the Employer makes contributions applied to this SEP-IRA Contract.

ICC25-SEP-Z	3

PART II – STRUCTURED INVESTMENT OPTION

The following is added at the end of the existing Section in your Contract:

SECTION [2.09] SEPARATE ACCOUNT FOR THE STRUCTURED INVESTMENT OPTION

For all Contracts that offer the Structured Investment Option, we hold in our Separate Account an amount equal to the Cash Values for the Structured Investment Option attributable to those Contracts. The Data Pages set forth the Separate Account(s). We have established this separate account and maintain it in accordance with the laws of the state of Arizona. Income, realized and unrealized gains and losses from the assets in this separate account are credited to or charged against it without regard to our other income, gains or losses. Assets are placed in this separate account to support the Contract and other annuity contracts. The assets of the separate account are our property. You do not participate in the performance of the separate account. We may transfer assets of the separate account in excess of reserves and other liabilities with respect to such account to another separate account or to our general account.

We may, at our discretion, invest assets of the account in any investment permitted by applicable law. We may rely exclusively on the opinion of counsel (including counsel in our employ) as to what investments we may make as law permits.

We have the right, subject to compliance with applicable law, to: (a) add new separate accounts to be used for the same purpose as the Separate Account shown in your Data Pages, (b) divide the separate account into two or more separate accounts to be used for the same purpose, and (c) combine this separate account with any other separate account that is used for the same purpose.

PART [IV] – CONTRIBUTIONS AND ALLOCATIONS

SECTION [4.02] LIMITS ON CONTRIBUTIONS

The following is added at the end of the existing Section:

No Contributions will be accepted unless they are in United States currency. We reserve the right not to accept funds by electronic means unless they meet our specifications.

We indicate in the Data Pages and in this Section any limits on the type, source or amount of Contributions we will accept.

Permissible Contributions to this SEP-IRA Contract:

We accept Contributions with respect to your compensation made by the Employer indicated on the application pursuant to the SEP Plan and limits of the Code (“Employer Contributions”). We also accept rollover Contributions and direct transfer Contributions from other traditional individual retirement arrangements.

Contributions we do not accept to this SEP-IRA Contract:

During the Contract Owner’s participation in the SEP Plan, we accept no regular contributions from the Contract Owner with respect to compensation (“Contract Owner Regular Contributions”). This limit

ICC25-SEP-Z	4

may be changed after the termination of the SEP Plan or the Contract Owner’s separation from service with the Employer. See paragraph (d) below on “Contract Owner Regular Contributions After Change in Circumstances.”

We do not offer this SEP-IRA Contract as an Inherited IRA Contract so we do not accept direct transfer contributions from the traditional IRA of a deceased IRA owner, nor do we accept direct rollover contributions from beneficiaries of deceased plan participants in eligible retirement plans.

We do not offer this SEP-IRA Contract to fund employer-sponsored SIMPLE IRA plans described in Section 408(p) of the Code, so we do not accept contributions under those plans. Also, no transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date you first participated in that employer’s SIMPLE IRA plan.

(a) Employer Contributions

The timing and amounts of Employer Contributions are determined solely by the Employer under the terms of the SEP Plan and Sections 408(k), 408(j), 402(h) and 415(c)(1)(A) of the Code. However, we may refuse to accept amounts characterized as Employer Contributions to the extent that the amount exceeds the maximum permissible dollar amount that may be made under Section 415(c)(1)(A) of the Code for a taxable year. The maximum permissible dollar amount that may be made under Section 415(c)(1)(A) of the Code for 2025 is $70,000, increased by any cost-of-living adjustment in effect for the taxable year as provided in Section 415(d)(1)(C) of the Code. Also, in addition to SEP Plan and Code limits, Employer Contributions to this SEP-IRA Contract are subject to the minimum and maximum Contribution limits in the Data Pages.

(b) Rollover Contributions

A “rollover contribution” is one permitted by any of the following Sections of the Code: 402(c), 402(e)(6), 403(a)(4), 403(b)(8),

403(b)(10), 408(d)(3) and 457(e)(16).

(c) Direct Transfer Contributions

A “direct transfer contribution” is the transfer of amounts to this SEP-IRA Contract directly from a traditional individual retirement account or another traditional individual retirement annuity contract which meets the requirements of Section 408 of the Code. This traditional individual retirement account or annuity contract may be, but need not be, used as a funding vehicle under any Simplified Employee Pension plan.

(d) Contract Owner Regular Contributions After Change in Circumstances

If the Contract Owner requests in writing supported by appropriate documentation that either (i) the Employer has terminated the SEP Plan or (ii) the Contract Owner has separated from service with the Employer sponsoring the SEP Plan, we will remove the “SEP-IRA” designation from this Contract on our records and merely retain the “Traditional IRA” designation. No fees or charges will be imposed on any such change of designation. Thereafter, we will no longer accept Employer Contributions in paragraph (a) above. If the Contract Owner is eligible to make Contributions (subject to the minimum and maximum Contribution limits in the Data Pages) we will accept Contract Owner Regular Contributions described below, rollover Contributions described in paragraph (b) and direct transfer Contributions described in paragraph (c).

ICC25-SEP-Z	5

Contract Owner “Regular” traditional IRA Contributions; Maximum Permissible Amount

Except in the case of a “rollover contribution” or a “direct transfer contribution” described in paragraphs (b) and (c) above, or except as noted under “Age 50”+ and “Temporary or specially directed rules” below in this paragraph (d), the total of “regular” traditional IRA contributions described in Section 219 of the Code will not exceed $7,000 for 2025 and years thereafter. This $7,000 annual dollar limit will be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(C) of the Code. Such adjustments will be in multiples of $500.

Age 50+ - If you are age 50 or older, the annual dollar limit on regular contributions is increased by $1,000. After 2024, this dollar amount may be adjusted by the Secretary of the Treasury for cost-of-living increases under Section 219(b)(5)(C) of the Code.

Temporary or specially directed rules. You may make additional contributions specifically authorized by statute if you are eligible to do so under temporary or specially directed rules, such as repayments of qualified reservist distributions, repayments of certain plan distributions made on account of a federally declared disaster and other distribution repayments permitted under applicable law. We may request that you document your eligibility to make any such additional contributions.

PART [VII] - PAYMENT UPON DEATH

The following sentence is added at the end of the second paragraph of the existing Section:

SECTION [7.01] BENEFICIARY

Unless you specifically elect in writing otherwise, we will treat each Beneficiary’s share of the Death Benefit payable as a separate account for the benefit of each Beneficiary as described in Treasury Regulation Section 1.401(a)(9)-8 or any successor Regulation.

The following is added at the end of the existing Section:

SECTION [7.02 ] PAYMENT UPON DEATH

Payment upon death is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code. See the Section, “Required Minimum Distribution Rules”.

Under either of the following two alternative circumstances a Death Benefit described in this Section will not be paid at your death before the Contract Maturity Date and the coverage under this Contract will continue as described in paragraph (1) or (2) below, whichever is applicable. Your death may terminate an optional benefit described in a Rider to your Contract as described below.

(1)

If you are married at your death, the person named as sole Beneficiary under the “Beneficiary” Section of this Contract is your surviving spouse, and your surviving spouse elects the “Spousal Continuation” option under your Contract, then no Death Benefit is payable until after your surviving spouse’s death. An election (including a deemed election) described in this paragraph may be subject to limits and other requirements under Treasury Regulation Section 1.408-8 or any successor Regulation.

ICC25-SEP-Z	6

(2)

If the “Beneficiary Continuation Option” described in Section [7.04] is in effect, the entire interest in this Contract will be paid out after your death under the Beneficiary Continuation Option in accordance with requirements described in Section [8.08], Part [B] (Required Minimum Distribution Rules-Payment After Your Death).

If the Owner and the Annuitant are different because the Owner of the Contract is a trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code and pertinent Regulations, in this Section “you” refers to the Annuitant, and your surviving spouse can be named successor Annuitant.

The following new Section is added to your Contract:

SECTION [7.04] BENEFICIARY CONTINUATION OPTION

This Section applies only if you die before the Contract Maturity Date, and the Beneficiary named under the “Beneficiary” Section of this Contract is an individual. With the exception of the following paragraph, this Section does not apply to any Beneficiary that is not an individual, and that non-individual Beneficiary’s portion of the Death Benefit described in the “Payment Upon Death” Section of this Contract is payable to the Beneficiary.

Subject to our approval, this Section applies to a non-individual Beneficiary only if it is a “see-through trust” described in Treasury Regulation Section 1.401(a)(9)-4, or any successor Regulation, is the Beneficiary named in the “Beneficiary” Section of this Contract, and is permitted under Section 401(a)(9) of the Code, including the Treasury Regulations that apply, to continue this Contract. If this Section applies and there is more than one Beneficiary, the Annuity Account Value (or if greater, the Death Benefit on the Benefit Transaction Date we receive all Beneficiary Requirements) will be apportioned among your Beneficiaries as you designate pursuant to the “Beneficiary” Section of this Contract.

If the Beneficiary qualifies to continue this Contract, and we receive that Beneficiary’s completed election no later than September 30 of the calendar year following the calendar year of your death and before any contrary election is made, that Beneficiary may continue your Contract pursuant to this Section under the terms set forth in (a) through (h) below. Each such Beneficiary electing to continue his or her portion of the interest in this Contract is a “Continuation Beneficiary.” For any Beneficiary who does not timely elect to continue his or her portion of the interest in this Contract, we will pay in a single sum that Beneficiary’s share of the Death Benefit pursuant to the “Payment Upon Death” Section of this Contract.

The terms of the Beneficiary Continuation Option are as follows:

(a)

This Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary. The Continuation Beneficiary may not assign his/her portion of the entire interest in this Contract.

(b)	The Continuation Beneficiary automatically becomes the successor Annuitant with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract.

(c)	The Continuation Beneficiary cannot make any additional Contributions to this Contract.

(d)	The Continuation Beneficiary may transfer amounts among the Investment Options with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract.

ICC25-SEP-Z	7

(e)

Distributions to the Continuation Beneficiary with respect to that Continuation Beneficiary’s portion of the entire interest in this Contract will be made in accordance with requirements described in Section [8.08], Part [B] (Required Minimum Distribution Rules–Payments After Your Death).

(f)

The Beneficiary Continuation Option for an Eligible Designated Beneficiary is designed to pay out at least annually the post-death Required Minimum Distribution payment calculated for a Continuation Beneficiary’s portion of the entire interest in this Contract. If a Continuation Beneficiary elects to take all or part of any such Required Minimum Distribution payment from another one of your traditional individual retirement arrangements under which you also designated that Continuation Beneficiary as beneficiary, as described in Section [8.08], Part [B] (Required Minimum Distribution Rules–Payments After Your Death) in order for us to suspend such payment, that Continuation Beneficiary must give us advance notice in accordance with our procedures at the time.

(g)	A Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time.

(h)

Upon a Continuation Beneficiary’s death, we will make a single sum payment to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary’s portion of the Annuity Account Value, if any remains. In the alternative, the deceased Continuation Beneficiary’s designated beneficiary may elect to continue the payment method originally elected by the deceased Continuation Beneficiary subject to Section [8.08], Part [B] (Required Minimum Distribution Rules–Payments After Your Death).

PART VIII - ANNUITY BENEFITS is changed to:

“ANNUITY BENEFITS AND REQUIRED MINIMUM DISTRIBUTIONS”

The following new Section is added to your Contract:

SECTION [8.08] REQUIRED MINIMUM DISTRIBUTION RULES

This Contract is subject to the “Required Minimum Distribution” rules of Sections 408(b) and 401(a)(9) of the Code, including the Treasury Regulations that apply. To the extent that any payment, benefit, or distribution options available to you under this Contract conflict with the Code, the Code requirements prevail.

Subsection A below describes the Required Minimum Distributions to be made during your lifetime. Subsection B below describes the Required Minimum Distributions to be made after your death, if you die before your entire interest in this Contract is distributed to you. The Required Minimum Distribution rules may be satisfied by either electing an Annuity Benefit or by taking withdrawals at least annually from or with respect to your entire interest in this Contract, all as subject to these rules.

If you choose annual withdrawals, your annual Required Minimum Distribution payments calculated for this Contract may be made from this Contract or from another individual retirement arrangement that you maintain, pursuant to Treasury Regulation Section 1.408-8. If you do not take lifetime Required Minimum Distribution payments from this Contract, we will assume that you are taking them from another individual retirement arrangement that you maintain.

ICC25-SEP-Z	8

For purposes of both the “lifetime” Required Minimum Distribution rules and the Required Minimum Distribution rules after death, the following definitions and conditions apply:

Your “entire interest” in this Contract for purposes of the Required Minimum Distribution Rules. Unless otherwise provided under applicable federal tax law, your “entire interest” in this Contract includes the amount of any outstanding rollover, transfer and recharacterization under Treasury Regulation Section 1.408-8 or any successor Regulation and, in addition to the dollar amount credited, the actuarial present value of any additional benefits provided under this SEP-IRA Contract, such as guaranteed death benefits.

Required Beginning Date. Your “Required Beginning Date” is the first day of April following the calendar year in which you attain the “applicable age” as defined in Section 401(a)(9)(C) of the Code This is the latest date when your lifetime Required Minimum Distribution payments with respect to this Contract can start.

Designated Beneficiary. The term “Designated Beneficiary” means any individual designated as your beneficiary. This term will be interpreted consistently with Code Section 401(a)(9)(E) and the Treasury Regulations thereunder.

A. Required Minimum Distribution Rules -Payments During Your Life

Notwithstanding any provision of this Contract to the contrary, the distribution of your entire interest in this Contract must be made in accordance with the requirements of Section 408(b)(3) of the Code and the Treasury Regulations thereunder, the provisions of which are herein incorporated by reference. Prior to the date that this Contract is annuitized the distribution of your interest in this Contract must satisfy the requirements of Section 408(a)(6) of the Code and the Regulations thereunder.

Unless otherwise permitted under applicable federal tax law, your entire interest in this Contract must be distributed or begin to be distributed no later than your Required Beginning Date defined above. Your entire interest may be distributed, as you elect, under one of the following methods or any other method we may make available at such time that meets the requirements of the Code and the Treasury Regulations thereunder:

(i) a lump sum payment;

(ii) payments over your life;

(iii) payments over your, life and the life of your Designated Beneficiary who is an Eligible Designated Beneficiary; or

(iv) payments over, a period certain not extending beyond your life expectancy, or

(v) payments over a period certain not extending beyond the joint and last survivor expectancy of you and your Designated Beneficiary, who is an Eligible Designated Beneficiary.

Distributions in the form of annuity payments to satisfy the “lifetime” Required Minimum Distributions must be made in periodic payments at intervals of no longer than 1 year and must be either nonincreasing or they may increase only as provided in Code Section 401(a)(9)(J) and Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation. In addition, any distribution must satisfy the incidental benefit requirements in Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation.

The distribution periods described in the second preceding paragraph cannot exceed the periods specified in Section 1.401(a)(9)-6 of the Treasury Regulations or any successor Regulation.

ICC25-SEP-Z	9

The first lifetime Required Minimum Distribution payment can be made as late as April 1 of the year following the year you attain the applicable age as defined in Code Section 401(a)(9)(C) and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

B. Required Minimum Distribution Rules – Payments After Your Death

(a) If you die before the distribution of your entire interest and the beneficiary is a Designated Beneficiary:

(1)

General Rule: Subject to the exception for an Eligible Designated Beneficiary in paragraph (a)(2), the entire interest must be distributed by the end of the calendar year containing the tenth anniversary of your death (and at least as rapidly as the method of distribution required under Code Section 401(a)(9)(A)(ii) if you die on or after the Required Beginning Date).

(2)

Exception for Eligible Designated Beneficiaries: If any portion of your interest is payable to (or for the benefit of) an Eligible Designated Beneficiary, such portion will be distributed as permitted by us and applicable federal tax law –

(I) over the life of such Eligible Designated Beneficiary, or over a period not extending beyond the life expectancy of such Eligible Designated Beneficiary, starting no later than the end of the calendar year following the calendar year of your death (or the end of the calendar year in which you would have attained the applicable age as defined in Code Section 401(a)(9)(C), if later, and the sole designated beneficiary is your surviving spouse), or

(II) by the end of the calendar year containing the tenth anniversary of your death.

(3)	Rules upon death of an Eligible Designated Beneficiary:

(I)

If an Eligible Designated Beneficiary dies before the portion of your interest to which this paragraph (a)(2)(I) applies is entirely distributed, the remainder of such portion shall be distributed by the end of the calendar year containing the tenth anniversary of the Eligible Designated Beneficiary’s death.

(II)

If the Eligible Designated Beneficiary is your surviving spouse and your surviving spouse dies before distributions to such spouse under paragraph (a)(2)(I) begin, this paragraph (a) shall be applied as if the surviving spouse were you.

For this purpose, distributions are considered to commence on the date distributions are required to begin to the surviving spouse under paragraph (a)(2)(I). However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) in the form of annuity payments meeting the requirements of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation, then required distributions are considered to commence on the annuity starting date.

(4)	Rules upon death of a Designated Beneficiary who is not an Eligible Designated Beneficiary:

If a Designated Beneficiary who is not an Eligible Designated Beneficiary dies before the portion of your interest to which this paragraph (a) applies is entirely distributed, the remainder of such portion must be distributed by the end of the calendar year containing the tenth anniversary of your death.

ICC25-SEP-Z	10

(b) If you die before the distribution of your entire interest under this annuity contract and the beneficiary is not a Designated Beneficiary, unless otherwise provided under applicable federal tax law, the remaining interest must be distributed as follows:

(1) If you die on or after the Required Beginning Date (or die on or after the date annuity payments commence if distributions commence prior to the Required Beginning Date in the form of annuity payments in accordance with the provisions of Treasury Regulation Section 1.401(a)(9)-6 or any successor Regulation), the remaining interest must be distributed in accordance with Code Section 401(a)(9) and the Treasury Regulations thereunder at least as rapidly as under the method of distributions being used as of the date of your death.

(2) If you die prior to the Required Beginning Date (and prior to the date annuity payments commence), the remaining interest must be distributed by the end of the calendar year containing the fifth anniversary of your death.

(c) Life expectancy for beneficiaries under this Contract is determined using the Single Life Table in Treasury Regulation Section 1.401(a)(9)-9 or any successor Regulation. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a calendar year is the number in the Single Life Table corresponding to the Beneficiary’s age as of his or her birthday in the calendar year following the calendar year of your death and reduced by 1 for each subsequent year. If distributions are being made in the form of annuity payments, life expectancy will not be recalculated.

(d) If the sole Designated Beneficiary is your surviving spouse, and the Spousal Continuation option described in the Section, “Payment Upon Death” is in effect, distribution of your interest in this Contract need not be made until your surviving spouse’s Required Beginning Date for lifetime Required Minimum Distributions described above in Subsection A of this Section, or your surviving spouse’s death if earlier.

(e) Potential aggregation with your other traditional individual retirement arrangements. The required minimum distributions payable to a Beneficiary with respect to this SEP IRA Contract (other than a distribution made in the form of an annuity payment) may be withdrawn from another SEP IRA the Beneficiary holds from the same decedent in accordance with Treasury Regulation Section 1.408-8. We may request that a Beneficiary document eligibility to take withdrawals from another of your other traditional individual retirement arrangements.

PART [X] - GENERAL PROVISIONS

The following is added at the end of the existing Section:

SECTION [10.02 ] STATUTORY COMPLIANCE

If this Contract fails to qualify as an individual retirement annuity under Section 408(b) of the Code, we will have the right to terminate this Contract. We may do so, upon receipt of notice of such fact, before the Contract Maturity Date. In that case, we will pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to an individual retirement annuity which meets the terms of Sections 408(b) of the Code.

ICC25-SEP-Z	11

However, we may also, at your request, transfer the Annuity Account Value to another annuity Contract issued by an affiliate, subsidiary or us.

The following is added at the end of the existing Section:

SECTION [10.04] REPORTS AND NOTICES

We will send you a report as of the end of each calendar year showing the status of this Contract and any other reports required by the Code. We will also send to you information on Required Minimum Distributions as is prescribed by the Commissioner of Internal Revenue.

The existing Section is deleted and replaced by the following:

SECTION [10.05] ASSIGNMENTS AND TRANSFERABILITY

You may not transfer this Contract.

No portion of your interest in this Contract or your rights under this Contract may be sold, assigned, pledged or transferred to any person other than the issuer of this Contract, or discounted, encumbered or pledged as collateral for a loan or as security for the performance of an obligation.

The following new Section is added to your Contract:

SECTION [10.10] CHANGE IN OWNER

The Ownership of this SEP-IRA Contract cannot be changed.

Applicable to a trustee or custodial SEP-IRA Owner

Where this Contract is purchased as an asset of a traditional individual retirement account under Section 408(a) of the Code that is used as a funding vehicle for a Simplified Employee Pension Plan described in Section 408(k) of the Code, the Owner must be a trustee or custodian meeting the requirements of Section 408(a) of the Code and pertinent Regulations. The Annuitant must be the individual for whose benefit such individual retirement account is maintained. If the Owner of this SEP-IRA Contract is a trustee or custodian of an individual retirement account under Section 408(a) of the Code, the Owner may be changed to a different trustee or custodian of a traditional individual retirement account under Section 408(a) of the Code benefiting the Annuitant. In the alternative, the ownership may be changed to the Annuitant. When the Annuitant is the Owner, any provisions of this Endorsement relating to trustee or custodial ownership have no effect.

EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

[	[

Mark Pearson, Chief Executive Officer]	José Ramón González Chief Legal Officer and Secretary]

ICC25-SEP-Z	12